Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

Resolution Minerals Ltd is filing a Registration Statement on Form 20-F (Registration No. 333-     ) with the Securities and Exchange Commission under the Securities Exchange Act of 1934, in connection with the secondary listing of Resolution Minerals Ltd’s ordinary shares, in the form of American Depositary Shares, on the Nasdaq Capital Market. In connection therewith, I hereby consent, pursuant to Rule 438 under the Securities Act of 1933, to being named as a nominee to the board of directors of Resolution Minerals Ltd in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Brett Lynch
Brett Lynch
July 13, 2026